February 1, 2006

Harris Associates LP

Attn: General Counsel

Two North La Salle Street, Suite 500

Chicago, IL 60602-3790

Re: Amendment to Schedule A

Dear Sir or Madam:

This letter agreement serves to amend Schedule A (“Schedule A”) to our investment sub-advisory agreement, dated January 11, 2002, as amended on March 26, 2003, May 29, 2003 and December 2, 2004, (the “Agreement”).

The amended Schedule A reflects the addition of the Laudus Balanced MarketMasters Fund. Amended Schedule A shall replace the existing Schedule A.

The Agreement otherwise remains unchanged and shall continue in full force and effect.

In the space provided below, please acknowledge your agreement to the foregoing.

Very truly yours,

Charles Schwab Investment Management, Inc.

By:	/s/ Evelyn Dilsaver

Name:	Evelyn Dilsaver
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

Harris Associates LP

By:	/s/ Janet L. Reali
Name:	Janet L. Reali
Title:	General Counsel

AMENDED SCHEDULE A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

HARRIS ASSOCIATES LP

FUND(S)

1.	Laudus U.S. MarketMasters Fund
2.	Laudus International MarketMasters Fund
3.	Laudus Balanced MarketMasters Fund

Effective Date of this Schedule A: February 1, 2006